Exhibit 4.6

Mortgage (Counter Security) Contract

No.: China Prosperous Cooperated & Solidarized (Security) Counter Mortgage (Corn) No. 20120911

The Mortgagee: China Prosperous Cooperated & Solidarized Financing Guarantee Co., Ltd (Hereinafter referred to as “Party A”)

Responsible Person: WANG Jiangong

Correspondence Address: No. 12 Chuiliu Road, Tongzhou Industrial Development Zone, Tongzhou District, Beijing

Tel: 010-83224816

Fax: 010-83224889

Postal Code: 100000

The Mortgagor: Daqing Borun Biotechnology Co., Ltd (Hereinafter referred to as “Party B”)

Legal Representative: WANG Jinmiao

Registered Address: Jubao Village, Zhusan Town, Datong District, Daqing City, Heilongjia Province

Correspondence Address: Jubao Village, Zhusan Town, Datong District, Daqing City, Heilongjia Province

Business License Registration No.: 230606100002956

Bank and Account No.: Daqing Datong Branch, Longjiang Bank Co., Ltd

09020120218000105

Tel: 13806477901

Fax:

The Debtor: Daqing Borun Biotechnology Co., Ltd (Hereinafter referred to as “Party C”)

Legal Representative: WANG Jinmiao

Registered Address: Jubao Village, Zhusan Town, Datong District, Daqing City, Heilongjia Province

Correspondence Address: Jubao Village, Zhusan Town, Datong District, Daqing City, Heilongjia Province

Business License Registration No.: 230606100002956

Bank and Account No.: Daqing Datong Branch, Longjiang Bank Co., Ltd

09020120218000105

Tel: 13806477901

Fax:

Whereas:

1.	Party A and Party C have signed the Contract of Entrustment of Guaranty [China Prosperous Cooperated & Solidarized (Security) Loan No. 20120910] (hereinafter referred to as the “Contract of Entrustment of Guaranty”), whereby Party A guarantees with jointly and severally liability for the following debt of Party C to Daqing Branch of Agricultural Development Bank of China (hereinafter referred to as the “Creditor”), and Party A and the Creditor have signed the Contract of Guaranty for this loan (hereinafter referred to as the “Contract of Guaranty”):

☒Working Capital Loan; ☐Fixed Assets Loan; ☐Bank Acceptance Bill; ☐Letter of Intent; ☐Comprehensive Credit Line; ☐Other Financing Business (please tick the financing category), with the application amount of RMB Thirty Million (30,000,000.00), and Term of One Year;

2.	In order to secure that Party A’s own security credit right may be realized after it fulfils the Party B’s obligations to the Creditor, upon full negotiation among the parties, Party B is willing to provide counter security (mortgage) to Party A with its corn (see Mortgaged Asset List for details), and will assume the liability of counter security.

In order to define the rights and obligations of each party, this contract is hereby entered into according to the provisions of the Contract Law of the People’s Republic of China and the Security Law of the People’s Republic of China and other laws and regulations.

Article I Definitions

1.	“Party A” herein means the Mortgagee of the counter security legal relation who receives the property mortgage security provided by Party B, and at the same time the guarantor who provides the guaranty with joint and several liability to Party C;
2.	“Party B” herein means the party of the counter security legal relation who provides the counter security, i.e. the Mortgagor who provides property mortgage security to Party A;
3.	“Creditor” herein means the creditor who has credit right against Party C and receives the guaranty with joint and several liability provided by Party A.

Article II Mortgage Subject-Matter

The quantity, quality, conditions, location and title certificate etc of the mortgaged asset provided by Party B are specified in detail in Schedule 1 “Mortgaged Asset List”.

Article III Mortgaged Asset

1.	Value of Mortgaged Asset

The original value of the mortgaged asset is as follows: RMB _________(¥______);

The net value of the mortgaged asset is as follows: RMB_____________(¥_____);

According to the agreement between Party A and Party B, the mortgage value of the mortgaged asset (mortgage ratio :____%) is as follows: RMB_____________(¥_____);

Among the security of loan of RMB thirty million, the counter security amount corresponding to the mortgaged asset is RMB _______. The credit right secured by the mortgaged asset is limited to the value of the mortgage asset approved by Party A and Party B. If the value of the mortgaged asset is less than the secured credit right of Party A, or if during the mortgage period the value of the mortgaged asset is less than the secured credit right, the debtor shall provide additionally other security to Party A.

2.	Check of the Mortgaged Asset

Before the execution of this contract, Party A and Party B will jointly check and verify the mortgaged asset, make a list, sign and stamp on the list by their respective representatives, and attach the list to this contract as a schedule. During the mortgage period, Party B shall deliver the title certificate and other mortgage registration certificate of the mortgaged asset to Party A for deposit.

3.	The effect of the mortgage security under this contract extends to the fruits of the mortgaged asset.

Article IV Scope of the Mortgage Security

1.	all the amounts (including but not limited to the actually paid principal, interest, default interest, compound interest, liquidated damages, damages, and the litigation fees, attorney fees and travel expenses etc paid to the Creditor or any third party relating to the recourse of payment of these amounts) paid by Party A in lieu of Party C to the Creditor for performing the guaranty obligation as specified in the above Contract of Entrustment of Guaranty and the Contract of Guaranty, the interest of the forgoing amounts at the loan rate from the date of payment by Party A until the fulfillment and other expenses and losses, and the costs and expenses actually incurred by Party A for recourse of such amounts (including but not limited to litigation fees, preservation fees, attorney fees, travel fees, notarization fees, fees relating to application of execution etc);
2.	the liquidated damages, damages, security fees and their interests payable by Party C to Party A under the above Contract of Entrustment of Guaranty and the Contract of Guaranty, as well as the expenses for realization of credit right by Party A (including fees relating to application of execution) and other expenses etc;
3.	the expenses relating to the realization of the mortgage by Party A, fees relating to application of execution and other relevant expenses;
4.	The scope of credit right secured by the mortgaged asset is limited to the value of the mortgage asset approved by Party A and Party B. If the value of the mortgaged asset is less than the secured credit right of Party A, or if during the mortgage period the value of the mortgaged asset is less than the secured credit right, the debtor shall provide additionally other security to Party A.

Article V Party B’s Undertaking and Warranty

1.	Party B warrants that it has independent, complete and lawful ownership and right of disposal over the mortgaged asset;
2.	Party B warrants that there is no actual or potential dispute or defect over the mortgaged asset provided by Party Before the execution of this contract, and the mortgaged assets involves no litigation or arbitration;
3.	Party B undertakes that all the internal resolutions and authorization formality required for conducting the mortgage counter security have been completed, and undertakes that all the examination and approval have been completed;
4.	Party B undertakes that all documents relating to the mortgaged asset are real, complete, lawful and valid.

Article VI Security by Reputation

Party B undertakes to provide security to Party A through its reputation, and Party B will bear all economic losses incurred by Party A if Party B fails to perform the counter security liability according to the preceding provisions. Otherwise, Party A will be entitled to claim all the payable amounts through litigation or other procedures, and to disclose and publish on various medium across the country of any region the bad reputation of Party B and the details of its default.

Article VII Obligations of Party B and Party C

1.	Party B warrants that it is the lawful owner of the mortgaged asset.
2.	Party B shall provide Party A with the storage facility for the mortgaged asset while providing such mortgaged asset. Party A shall be responsible for the possession and custody of the mortgaged asset.
3.	Party B will be responsible for the quality issue of the mortgaged asset before and after mortgage. Party A will assume no quality liability relating to the mortgaged asset. During the mortgage period, if Party B proposes to maintain the quality of the mortgaged asset, Party A shall actively cooperate and assist.
4.	During the mortgage period, either of Party A or Party B may request for the replacement of mortgaged asset to the other party. The total quantity and value of the replacement will be the same as the original quantity and value of the mortgaged asset.
5.	Where the mortgaged asset is diminished or destroyed or its value decreases due to reasons other than attributable to Party A and thus may endanger Party A’s rights, Party A is entitled to request Party B to provide corresponding security. If Party B fails to do so, Party A may auction or sell the mortgaged asset and use the proceeds from such auction and sale to early discharge the obligation.
6.	Party B may not hide any circumstances that the mortgaged asset is jointly owned with others, disputed, attached, or imposed with other mortgage.
7.	Party B will bear the expenses relating to registration, notarization, insurance, appraisal, transport, custody, and other expenses.

Article VIII Realization of Mortgage

If Party C fails to repay Party A within 15 days after Party A performs the obligation of payment, Party A may convert into money, auction or sell the mortgaged asset according to law, and receive a prior payment from the proceeds therefrom. Where the proceeds from such conversion, auction or sale is insufficient to repay, Party A has the right to seek payment of the difference from Party C.

Article IX Defaulting Liabilities

1.	If Party B violates any obligations or responsibilities hereunder, it shall be liable for all losses incurred by Party A.
2.	Where Party B commits the above breach or other breaches, it shall pay Party A liquidated damages, and the amount of such liquidated damages will be 5% of the total amount of the counter security hereof, and shall also pay other losses incurred by Party A.

Article X Mortgage Registration

Where registration is required according to law, Party A and Party B will jointly conduct the formal registration formality of the mortgage hereunder with the corresponding registration authority while signing on this contract, and Party A will hold the formal mortgage registration certificate. Party B will bear the appraisal fees, insurance premiums, entrustment fees relating to the mortgage formalities, and the expenses relating to mortgage formality, and other expenses.

Article XI Independence of the Contract

1.	All the obligations and liabilities of Party B hereunder will not affected by the recession or termination of other contracts;
2.	All the obligations and liabilities of Party B hereunder will not be relieved by the orders of the supervisory organization of each party, or by any agreement, document or contract signed by each party with other entities;
3.	All the obligations and liabilities of Party B hereunder will not be relieved due to the merger, division, reorganization, bankruptcy, dissolution, cancellation and other events or change of enterprise registration, and, in such cases, the rights and obligations of the counter security will be borne by the successors or the succession party.

Article XII Dispute Resolution

This contract is governed by the laws officially promulgated and implemented by the PRC. If any dispute arises during the performance of this contract, the parties may negotiate to resolve; if the negotiation fails, either party may bring a lawsuit before the people’s court at the place of Party B, provided that neither party applies for compulsory notarization procedure.

Article XIII Effectiveness of the Contract

This contract will come into force after the legal representatives or authorized agents of Party A, Party B and Party C sign or seal and complete the mortgage registration.

The attachment is an integral party of this contract, and has the same legal force as this contract.

If part of the signatories of Party B fails to sign or the signature is invalid, it will not affect the validity of the signature of other signatories; where part of the signatories of Party B fails to sign or the signature is invalid, a supplementary signature will be also valid. However, if the supplementary signature is made after the issuance of a notarization certificate, such certificate will not cover the supplementary signature.

This contract and its schedule will be notarized jointly, and Party B will bear the expenses for such notarization.

As to any supplementation, revision, amendment etc of this contract, it will requires that the third parties negotiate and conclude a written agreement, and the supplemented, revised or amended contract or agreement will prevail.

Article XIV Termination of the Contract

This contract terminates when the Debtor repays all debts due to the Creditor, or when all of Party A’s secured credit rights are discharged.

Article XV Notification

1.	Any notice or request to the other party under this contract will be made in writing and sent or faxed to the addresses of the other party first written above.
2.	If either party’s name, address or other contact information changes, it shall immediately notify the other party of the same.
3.	Where any notice or request is sent to the above addresses, it will be deemed as served on the following dates:
(1)	in case of letter, 5 working days after the issuance of the registered mail;
(2)	in case of fax, the date of sending the fax;
(3)	in case of personal delivery, the signing date of the addressee.

Article XVI Notarization and Enforcement of the Contract

1.	Party A is entitle to request to conduct an notarization of credit right documents with enforcement force over this contract and its schedule, and Party B and Party C will bear the corresponding expenses.
2.	Upon the completion of such notarization, where Party B violates any obligations hereof and/or Party C fails to repay timely and thus causes that Party A perform the repayment obligation according to the Contract of Guaranty, Party A may apply to the notary for a enforcement certificate, and may directly apply to the competent people’s court for enforcement with such enforcement certificate without any lawsuit, and Party B voluntarily accept the enforcement by the people’s court.
3.	The scope of debt to be realized by the enforcement will be determined according to Article IV and Article IX “Defaulting Liabilities”.
4.	The provisions relating to enforcement notarization will prevail over the provisions of dispute resolution under this contract; where other provisions contradict with this XVI article, this article will prevail.

Article XVII Miscellaneous

The mortgaged asset will be in custody of a designated person, and the custody will not affect the normal production and operation of the enterprise, and will guarantee the quality and quantity of the mortgaged asset.

Article XVIII Supplementary Provisions

This contract is made in triplicate. Party A and Party C will each hold one copy, and the registration will hold one copy, which have the same legal force.

This contract is entered into by Party A, Party B and Party C at the domicile of Party on September 11, 2012.

(Signature page)

Party A: China Prosperous Cooperated & Solidarized Financing Guarantee Co., Ltd(seal)

Legal Representative (authorized agent): (signature)	September 11, 2012

Party B: Daqing Borun Biotechnology Co., Ltd(seal)

Legal Representative (authorized agent): (signature)	September 11, 2012

Party C: Daqing Borun Biotechnology Co., Ltd(seal)

Legal Representative (authorized agent): (signature)	September 11, 2012

Schedule: Mortgaged Asset List

Schedule:

Mortgaged Asset List

Mortgagor:			Daqing Borun Biotechnology Co., Ltd
Mortgagee:			China Prosperous Cooperated & Solidarized Financing Guarantee Co., Ltd
Mortgage (Counter Security) Contract No.			China Prosperous Cooperated & Solidarized (Security) Counter Mortgage (Corn) No 20120911
Tel			13806477901		Location		Jubao Village, Zhusan Town, Datong District, Daqing City, Heilongjia Province
Mortgaged asset name	Unit	Quantity	Net account value	Mortgage ratio (%)	Mortgage value	Deposit location	Policy and policy No, and the starting and ending date
Corn	Ton	7000	1400			Jubao Village, Zhusan Town, Datong District, Daqing City, Heilongjia Province

The mortgage value of the above mortgaged asset is in total: RMB______ (¥___)
Mortgagor (or authorized agent) (signature and seal): September 11, 2012				Mortgagee (or authorized agent) (signature and seal): September 11, 2012